[STAAR Surgical Company logo]

FOR IMMEDIATE RELEASE

STAAR SURGICAL EXPECTS 11% FIRST QUARTER REVENUE GROWTH
Y-O-Y Quarterly Performance Led By International Sales Growth
Y-O-Y International Refractive Product Sales Grow by 53%

MONROVIA, CA, Apr. 23, 2007 —STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today provided preliminary unaudited results for its first quarter ended March 30, 2007. The Company published the results in preparation for management discussions with existing investors and analysts expected to take place prior to the regular quarterly earnings call, including discussions with attendees of the Academy of Cataract and Refractive Surgeons from April 27 to May 2, 2007.

Total revenue for the first quarter of 2007 is expected to range between $14.8 and $14.9 million, which would represent approximately 11% year-over-year growth compared with the first quarter of 2006. The Company expects international revenue to show approximately 20% growth compared with the first quarter of 2006, reflecting refractive product sales growth of approximately 53% and cataract product sales growth of approximately 11%. Excluding the impact of currency, total revenue growth in the first quarter is expected to be approximately 7% and total international revenue growth is expected to be approximately 13%. The Company expects to report that U.S. sales for the first quarter of 2007 will be down approximately 3% year-over-year reflecting an approximate 10% decrease in cataract product sales partially offset by an approximate 49% increase in refractive product sales. STAAR expects to release its first quarter earnings and hold an investor conference call after market close on May 1, 2007.

“During the first quarter we once again generated international sales growth driven by increasing international sales of our Visian ICL™ and TICL™ refractive products,” said David Bailey, president and CEO of STAAR Surgical. “In the U.S. market, we expanded the Visian ICL roll-out and trained more surgeons to use the product. We believe that patient and surgeon interest in our technology is growing. However, we face the normal challenges of building awareness for a new therapy in a market dominated by LASIK, which has an entrenched position in current practices and significant brand recognition with consumers. Although U.S. ICL sales were up year-over-year, we saw a modest sequential sales decline. We believe we are taking the appropriate steps to build the market and increase usage over the long term. As we discussed during our fourth quarter 2006 conference call, we have taken a number of actions to improve operational execution in US sales and marketing and believe these actions will improve our ability to focus resources on the issues critical to achieving our goals.

“We believe this strategy, in combination with planned user group meetings and other educational outreach programs will stimulate increased demand,” continued Mr. Bailey. “During the quarter we trained and certified additional key opinion leaders and plan to utilize their influence and expertise going forward. We believe the success of the program we executed in the International markets can be replicated in the U.S. market and that we can achieve similar, positive results. U.S. cataract sales were down approximately 10% compared with the first quarter of 2006 but we do not believe this will be indicative of the full year performance. New sales initiatives already in place along with planned new product introductions should position us for growth in this product category in 2007 and beyond. We are on track to launch the first of these enhancements, the square-edge aspheric Collamer® IOL, at the American Society of Cataract and Refractive Surgery meeting beginning this week.”

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries. Approximately 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, expected U.S. sales of cataract product, the planned introduction of new products, the success of the transition to new management at Domilens; any statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the challenges of the refractive market, unexpected delays in the development of new products, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Jennifer Saunders, 646-201-5431 Jennifer Beugelmans, 646-201-5447